Exhibit 16.1

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

May 17, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re: Powerbridge Technologies Co., Ltd.

Ladies and Gentlemen:

We have read the statements in the Form 20-F dated May 17, 2021, of Powerbridge Technologies Co., Ltd. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 20-F.

Sincerely,

/s/ B F Borgers CPA PC

Lakewood, Colorado

May 17, 2021